Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

July 6, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: Imperial Petroleum Inc. – Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), on July 6, 2022, including the prospectus that is part of the Registration Statement (the “Prospectus”). The Registration Statement relates to the registration of the resale by the selling stockholders of up to 31,150,000 shares of common stock, $0.01 par value (the “Warrant Shares”), issuable upon the exercise of the Class D Warrants of the Company (the “Warrants”), under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined such documents as may be required to issue this opinion, including the Company’s constitutional documents, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and reserved for issuance by the Company and, upon issuance, payment and delivery pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the Business Corporations Act of the Republic of the Marshall Islands, and we express no opinion with respect to the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, an other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions we hereby consent to the filings of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the Caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.